Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

     We consent to the incorporation by reference in this Registration Statement of Tweeter Home Entertainment Group, Inc. on Form S-8 of our report which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for goodwill and intangible assets in 2002 and vendor consideration in 2003, dated November 24, 2003, appearing in the Annual Report on Form 10-K of Tweeter Home Entertainment Group for the year ended September 30, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 26, 2004